Exhibit 11.1

Globus Maritime Limited

Policies and Procedures to Detect and Prevent Insider Trading

Effective: March 14, 2024

1.	Introduction

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the U.S. federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Board of Directors (the “Board”) of Globus Maritime Limited (the “Company”) has adopted this policy (this “Trading Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Trading Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). All previous insider trading policies of the Company are hereby revoked and replaced with this Trading Policy.

No Company employee, officer or director, whether or not a citizen or resident of the United States (the “Covered Persons”), may, directly or indirectly, purchase or sell any security while in possession of material nonpublic information (known as “inside information”) regarding such security, whether or not such information was obtained in the course of employment. The term “Covered Persons” also includes certain other persons who are, from time to time, designated by the Company as Covered Persons and provided notice as to their status. This prohibition extends to communicating such inside information to others with respect to trading in securities based on such information (known as “tipping”), and covers securities of the Company and of other issuers.

For purposes of this Trading Policy, “material” information means information relating to an issuer of securities, its business operations or its securities, the public dissemination of which would be likely to affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. The source of the material information is irrelevant.

“Nonpublic information” means information that has not been widely disseminated to the public (e.g., through the television, radio or print media of wide circulation, the Dow Jones broad tape or through widely circulated disclosure documents filed with the Securities and Exchange Commission (the “SEC”)). Information that is available only to a select group of analysts, brokers or institutional investors and undisclosed facts or rumors, even if widely circulated, constitute “nonpublic” information.

As a condition of employment with, or in connection with appointment to the Board of, the Company, every Covered Person is required to read, understand and agree to be bound by this Trading Policy throughout the term of their employment with, or in connection with appointment to the Board of, the Company. Every employee will also be required to sign the Acknowledgement of Compliance attached hereto as a condition of employment.

This Trading Policy applies to you and all members of your household irrespective of whether you and/or such individuals are citizens or residents of the United States.

Failure to comply with this Trading Policy can have serious consequences for the individuals who fail to comply and for the Company.

Post-Termination Transactions. This Trading Policy continues to apply to your transactions in any securities even after termination of employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in those securities until that information has become public or is no longer material.

Company Assistance. Any person who has a question about this Trading Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer of the Company (or if such questions involve the Chief Financial Officer, to the Chief Executive Officer, and if the Chief Executive Officer and Chief Financial Officer are the same person, to the Secretary). Ultimately, however, the responsibility for adhering to this Trading Policy and avoiding unlawful transactions rests with the individual Covered Persons.

You May Not Trade on Material Nonpublic Information

•	If you are aware of any material information relating to the Company or any company, whether or not it is a public company, that has not been made available to the public through such media as Dow Jones, The Wall Street Journal, the Associated Press or other similar news services, or through widely circulated disclosure documents filed with the SEC, for at least two business days, you must not trade directly or indirectly in the debt or equity securities (or options, warrants or similar instruments related to such securities) of any such company, and you must not disclose such information to another person who may trade in such securities.
•	Trading by your spouse, minor child or other family members living in your household while you are in possession of material nonpublic information is likewise prohibited and can give rise to legal and company-imposed sanctions.
•	Suspicious trading by a friend or family member not living in your household while you are in possession of material nonpublic information can give rise to an inquiry into whether you illegally “tipped” that person and, if so, legal and company sanctions could be imposed.
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You May Not Disclose Material Nonpublic Information to Anyone Except Other Company Employees

•	Covered Persons should not discuss material nonpublic information with anyone outside the Company. Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Company’s Chairman, Chief Executive Officer, or Chief Financial Officer.
•	You must take precautions to safeguard material nonpublic information. Accordingly, you should conduct business and other activities so as not to risk inadvertent disclosure of material information. Material nonpublic information should not be discussed with other Covered Persons not working on such matters or with friends or relatives.
•	You should assume that information is material if a reasonable investor would consider the information to be important in deciding whether to buy, sell, or hold securities of the relevant company or if disclosure of such information would be likely to result in a change in the price of the traded securities.
•	You should consider all information, from whatever source, to be nonpublic until it has been made available to investors through such media as Dow Jones, The Wall Street Journal, the Associated Press or other similar news services, or through widely circulated disclosure documents filed with the SEC, for at least two business days.

You May Not Trade in the Securities of the Company (i) Near Earnings Announcements and other Material Nonpublic Events and (ii) Without First Pre-Clearing that Trade in accordance with this Trading Policy

•	You and your family members may not trade in any securities of the Company (i) during the period commencing at the close of the Nasdaq trading market on the last day of each fiscal quarter of the Company and ending at the open of the Nasdaq trading market on the trading day immediately following the completion of two (2) full trading sessions after the public release of the Company’s financial results for such quarter and (ii) during other material nonpublic events concerning the Company.
•	In addition, you must pre-clear through the Company any purchase or sale of securities of the Company in accordance with this Trading Policy.

When in Doubt, You Should Consult the Company’s Chief Financial Officer

•	Whenever any Company personnel are confronted with a situation where they have any questions as to what the result should be under these policies and procedures, they should consult immediately with the Company’s Chief Financial Officer (or if such questions involve the Chief Financial Officer, with the Chief Executive Officer, and if the Chief Financial Officer and Chief Executive Officer are the same person, with the Secretary).

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2.	Policies and Procedures to Prevent Insider Trading

The following policies and procedures have been established to aid in the prevention of insider trading. Section (a) provides an overview; Section (b) sets forth the Company’s policies prohibiting insider trading; Section (c) explains insider trading; Section (d) consists of additional prohibited transactions; Section (e) consists of certain procedures that have been put in place by the Company to prevent insider trading; and Section (f) consists of an explanation of permitted transactions in the Company’s securities that are not subject to this Trading Policy.

(a)	Overview

Preventing insider trading is necessary to comply with the U.S. federal securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section (c) below, “inside information” is information that is considered to be both “material” and “nonpublic.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Trading Policy and could result in serious sanctions by the Company, including dismissal. Supervisors may also be held liable for the conduct of their subordinates.

This Trading Policy applies to all Covered Persons, whether or not a citizen or resident of the United States, and extends to all activities within and outside an individual’s duties at, or with respect to, the Company. Every Covered Person must review this Trading Policy. Questions regarding the Trading Policy should be directed to the Company’s Chief Financial Officer (or if such questions involve the Chief Financial Officer, to the Chief Executive Officer, and if the Chief Financial Officer and Chief Executive Officer are the same person, to the Secretary).

The personal trading activity of the Chief Financial Officer will be reviewed and pre-cleared by the Chief Executive Officer or if the Chief Financial Officer and Chief Executive Officer are the same person, by the Secretary.

(b)	Statement of Policies Prohibiting Insider Trading

General. It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company or to any other company, whether or not it is a public company, may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or of any other company, whether or not it is a public company, (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1, as described below in Section (e)), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

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Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Trading Policy. The U.S. federal securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Transactions by Family Members. This Trading Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in a company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in a company’s securities). You are responsible for the transactions of these other persons (whether or not citizens or residents of the United States) and therefore should make them aware of the need to confer with you before they trade in a company’s securities.

Disclosure of Information to Others. The Company is required under Regulation FD of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

(c)	Explanation of Insider Trading

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “nonpublic” information relating to the security. “Securities” include not only shares, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls, swaps or other options related to a security. It is generally understood that insider trading includes the following:

•	trading by insiders while in possession of material nonpublic information;
•	trading by persons other than insiders while in possession of material nonpublic information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
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•	communicating or tipping material nonpublic information to anyone, including recommending the purchase or sale of a security while in possession of such information.

What Facts are Material? The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to):

•	Projections of future earnings or losses, or other earnings guidance;
•	Earnings that are inconsistent with the consensus expectations of the investment community;
•	Pending or proposed merger, acquisition or tender offer;
•	Pending or proposed acquisition or disposition of a significant asset;
•	Change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	Change in management;
•	Development of a significant new product or process;
•	Impending bankruptcy or the existence of severe liquidity problems;
•	Gain or loss of a significant customer or supplier.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

What is Nonpublic Information? Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press or United Press International, or through widely circulated disclosure documents filed with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

When Information is “Public.” If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International), or through widely circulated disclosure documents filed with the SEC, and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, a company were to make an announcement on a Monday during the trading day, you should not trade in that company’s securities until Thursday. If an announcement were made on a Friday or after the trading day, Wednesday generally would be the first eligible trading day.

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Who is an Insider? “Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. An affiliate of a company can also be an insider. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material nonpublic information relating to a company’s securities. All Covered Persons should consider themselves insiders with respect to material nonpublic information about the business activities and securities of the Company. Covered Persons may not trade securities while in possession of material nonpublic information relating to the Company’s securities or tip (or communicate except on a need-to-know basis and subject to an obligation of confidentiality) such information to others. Trading by your spouse, minor child or by other family members living in your household while you are in possession of material nonpublic information is likewise prohibited and can give rise to legal and company-imposed sanctions.

Trading by Persons Other than Insiders. Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Penalties for Engaging in Insider Trading. Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	SEC administrative sanctions;
•	Securities industry self-regulatory organization sanctions;
•	Civil injunctions;
•	Damage awards to private plaintiffs;
•	Disgorgement of all profits;
•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator;
•	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	Jail sentences of up to 20 years.

In addition, insider trading violations are not limited to violations of the U.S. federal securities laws: other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

Company-Imposed Sanctions. A Covered Person’s failure to comply with this Trading Policy may subject the Covered Person to company-imposed sanctions, including dismissal, or removal, as the case may be, for cause, whether or not the Covered Person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage one’s career.

Examples of Insider Trading. Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypotheticals and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

•	Trading by Insider. A director of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the director purchases X Corporation’s stock. The director, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The director is also subject to, among other things, criminal prosecution and fines.
•	Trading by Tippee. A director of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The director is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the director and his friend are subject to, among other things, criminal prosecution, as described above.

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•	Misappropriation. An employee of an investment advisor learns of a prospective recommendation of a particular stock by his employer and purchases that stock in advance of the recommendation. The employee has used his position to deceive those who entrusted him with confidential information. This undisclosed misappropriation of such confidential information is viewed as fraud akin to embezzlement. The employee is liable for all profits and penalties, and is subject to criminal prosecution.

Prohibition of Records Falsification and False Statements. U.S. federal law also requires public companies to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to a public company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

After-The-Fact Scrutiny. Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. A helpful general rule to follow is that if you are in doubt about the legality or propriety of the transaction, do not trade or tip.

(d)	Additional Prohibited Transactions

The Company considers it improper and inappropriate for any of its directors, officers or other employee to engage in short-term or speculative transactions in the Company’s securities. Therefore, it is the Company’s policy that directors, officers and other employees may not engage, except as otherwise set forth in this Trading Policy, in any of the following transactions:

Short Sales. Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. The Company believes that it is inappropriate for its insiders to bet against the securities of the Company in this way. Puts, calls and options for common shares of the Company (other than options granted pursuant to employee benefit plans) also afford the opportunity to profit from a market view that is adverse to the Company, and they carry a high risk of inadvertent securities law violations. All such transactions are prohibited, unless approved in accordance with the Pre-clearance Procedures set forth in Section (e).

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Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Trading Policy unless approved in accordance with the Pre-clearance Procedures set forth in Section (e). Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction in accordance with the Pre-clearance Procedures set forth in Section (e). Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Financial Officer (or, in the case of the Chief Financial Officer, to the Chief Executive Officer, or if the Chief Financial Officer and Chief Executive Officer are the same person, to the Secretary) at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge the Company’s securities as collateral for a loan must first pre-clear the transaction in accordance with the Pre-clearance Procedures set forth in Section (e). Any request for pre-clearance to pledge securities must be submitted to the Chief Financial Officer (or, in the case of the Chief Financial Officer, to the Chief Executive Officer, or if the Chief Financial Officer and Chief Executive Officer are the same person, to the Secretary) at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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(e)	Statement of Procedures Preventing Insider Trading

 Pre-clearance Procedures

To help prevent inadvertent violations of the U.S. federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, together with their family members, may not engage in any transaction involving the Company’s securities (including a share plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer), even if not during a Quarterly Blackout Period or Event-Specific Blackout Period (described below), without first submitting a Trading Authorization Request (a form of which is attached as Exhibit A to this Trading Policy) to the Chief Financial Officer and obtaining the written approval of the transaction on such Trading Authorization Request by the Chief Financial Officer (and in the case of transactions by the Chief Financial Officer, such Trading Authorization Request shall be submitted to and approved by the Chief Executive Officer, or, if the Chief Financial Officer and Chief Executive Officer are the same person, submitted to and approved by the Secretary) (the “Pre-clearance Procedures”). Except as otherwise provided in this Trading Policy, a request for pre-clearance on the Trading Authorization Request form should be submitted in accordance with the Pre-clearance Procedures at least two business days in advance of the proposed transaction. None of the Chief Financial Officer, Chief Executive Officer, Secretary, or anyone else is under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

Post-Trading Reporting

All Covered Persons are required to report to the Chief Financial Officer any transaction in the Company’s securities undertaken by them or members of their immediate families and personal household not later than the end of the business day immediately following the date of the transaction. Each report made to the Chief Financial Officer should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Chief Financial Officer so long as the Chief Financial Officer receives that information by the required date.

Blackout Periods

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. To assure compliance with this Trading Policy and applicable securities laws, the Company requires that all Covered Persons refrain from conducting transactions (including purchase or sale) involving the Company’s securities during the period commencing at the close of the Nasdaq trading market on the last day of each fiscal quarter of the Company and ending at the open of the Nasdaq trading market on the trading day immediately following the completion of two (2) full trading sessions after the public release of the Company’s financial results for such quarter (the “Quarterly Blackout Period”). The Quarterly Blackout Period is subject to adjustment in the discretion of any of the Chairman, Chief Executive Officer or Chief Financial Officer, provided that any such person making such adjustment notifies the other two persons of the adjustment.

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The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Such events might include the negotiation of the purchase or sale of vessels, renegotiation of material contracts, such as charters or ship management contracts, or debt or equity issuances. As long as the event remains material and nonpublic, the Company may impose a special blackout period during which Covered Persons may not trade in the Company’s securities (an “Event-Specific Blackout Period”). The existence of an Event-Specific Blackout Period will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a Covered Person requests pre-clearance permission to trade in the Company’s securities during an Event-Specific Blackout Period, the Chief Financial Officer, having consulted with the Secretary and Chief Executive Officer, will inform the requester of the existence of an Event-Specific Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of an Event-Specific Blackout Period should not disclose the existence of the blackout to any other person.

Remember: Even if there is no Quarterly Blackout Period or Event-Specific Blackout Period in effect, any person possessing material nonpublic information concerning the Company should not engage in any transactions in securities of the Company until such information has been made public and absorbed by the market.

Hardship Exceptions. The Company may, on a case-by-case basis, authorize trading in the Company’s securities during a Quarterly Blackout Period (but in no event during an Event Specific Blackout Period) due to financial hardship or other hardships only after:

i.	The individual trading has notified the Chief Financial Officer in writing, at least three business days prior to the proposed trade(s), of the circumstances of the hardship and the amount and nature of the proposed trade(s); and
ii.	The individual has certified to the Company in writing, no more than two business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information about the Company.

A hardship exception may be granted only if the Chief Financial Officer and either the Chairman, Secretary or the Chief Executive Officer conclude, based on information provided by the requesting individual, that such individual is not in possession of material nonpublic information about the Company. None of the Chief Financial Officer, Chairman, Secretary or Chief Executive Officer is under any obligation to grant a hardship exception. In the case of financial hardship or other hardships of the Chief Financial Officer, the hardship exception may be granted only if the Chief Executive Officer (if not the same person as the Chief Financial Officer, and if the same person as the Chief Financial Officer, then the Secretary) and the Chairman or Secretary conclude, based on information provided by the requesting individual, that such individual is not in possession of material nonpublic information about the Company.

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Rule 10b5-1 Plan. Blackout periods shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that (a) complies with the requirements of SEC Rule 10b5-1 (a “Rule 10b5-1 Plan”), and (b) has been approved by the Company’s Chief Financial Officer (or in the case of a Rule 10b5-1 Plan adopted by the Chief Financial Officer, by the Chief Executive Officer, and if the Chief Financial Officer and Chief Executive Officer are the same person, by the Secretary) at least two weeks prior to the first trade under the Rule 10b5-1 Plan. In order to receive such approval from the Company’s Chief Financial Officer, Chief Executive Officer or Secretary, as applicable, a Covered Person must certify in writing that (i) such Covered Person was not in possession of material nonpublic information about the Company at the time the Rule 10b5-1 Plan was adopted, (ii) that all trades made under the Rule 10b5-1 Plan will comply with Rule 10b5-1 Plan and applicable securities laws, and (iii) the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1. No such approval by the Chief Financial Officer, Chief Executive Officer or Secretary shall be considered any such officer’s or the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

In order to be afforded the defense of using a trading plan, Covered Persons and other persons have a mandatory cooling-off period between Rule 10b5-1 Plan adoption and execution of a trade, as noted below:

-	Directors and officers (as defined in § 240.16a-1(f) (Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) of the Company – The mandatory cooling-off period is the later of (i) 90 days following plan adoption or (ii) two business days following disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted (maximum of 120 days).
-	Key Employees and All Other Persons – 30 days following plan adoption.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate service as a Covered Person, you may not trade in the Company’s securities (or any other company’s securities, whether or not that company is a public company) until that information has become public or is no longer material. In all other respects, the procedures set forth in this Trading Policy will cease to apply to your transactions in the Company’s securities upon the expiration of any Quarterly Blackout Period or Event-Specific Blackout Period that is applicable to your transactions at the time of your termination of service.

(f)	Permitted Transactions Under Company Plans

Share Option Exercises. This Trading Policy does not apply to the exercise of an employee share option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Trading Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

11

Acknowledgement of Compliance

Your Personal Commitment to the Company’s Trading Policy

I acknowledge that I have received and read the Globus Maritime Limited (the “Company”) Policies and Procedures to Detect and Prevent Insider Trading (the “Trading Policy”), and understand my obligations thereunder and hereby undertake, as a condition to my present and continued employment at, appointment to the Board, or other affiliation with the Company, to comply with the principles, policies and laws outlined in the Trading Policy.

I hereby certify, to the best of my knowledge, that I have complied fully with all policies and procedures set forth in the Trading Policy.

I hereby certify, to the best of my knowledge, that I will continue to comply with the Trading Policy for as long as I am subject to the Trading Policy.

To the extent that I obtain knowledge of any violations of the Trading Policy, I will report such violations to the Chief Financial Officer of the Company.

I understand that my agreement to comply with the Trading Policy does not constitute a contract of employment.

Please sign here:

Please print your name:

Date:

12

Trading Authorization Request

Section I: To be completed by the officer, director or employee

Name:

Position:

Number and type of securities to be purchased or sold:

Type of Transaction:	Purchase	Sale

Certification

I certify that I am not in possession of material, nonpublic information about Globus Maritime Limited.

Signature:

Date:

Section II: Approval

Approval #1

I approve	disapprove	the above transaction.

Name / Title	Signature

Date:

Approval #2 (if applicable/in the case of a hardship exception)

I approve	disapprove	the above transaction.

Name / Title	Signature

Date:

Note: This procedure must be repeated if the transaction is not completed within four business days beginning with the latest approval date in Section II.